EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

JACK HENRY & ASSOCIATES FISCAL 2010 THIRD QUARTER
NET INCOME INCREASES 28%

Monett, MO. May 4, 2010 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced third quarter fiscal 2010 results with a 19% increase in revenue, a 23% increase in gross profit, and a 28% increase in net income compared to the third quarter of fiscal 2009. For the nine months of fiscal 2010, revenue increased 10% compared to the same period a year ago. Gross profit increased 14%, and net income increased 17% for the nine-month period compared to last year.

For the quarter ended March 31, 2010, the company generated total revenue of $215.5 million compared to $180.4 million in the same quarter a year ago. Gross profit increased to $86.5 million compared to $70.2 million in the third quarter of last fiscal year. Net income totaled $31.6 million, or $0.37 per diluted share, compared to $24.8 million, or $0.30 per diluted share in the same quarter a year ago.

For the first nine months of fiscal 2010, total revenue of $608.7 million was generated compared to $553.7 million for the first nine months of fiscal 2009. Gross profit increased to $250.0 million compared to $220.1 million during the same period last fiscal year. Net income for the nine months of fiscal 2010 was $87.9 million, or $1.03 per diluted share, compared to $75.3 million, or $0.89 per diluted share for the same nine months in fiscal 2009.

According to Jack Prim, CEO, "We are pleased to announce a solid performance in a market that continues to send mixed signals.  With continued improvement in the general economy as the year progresses we hope to see a slowdown in the number of bank failures and a more favorable environment for financial institution spending, resulting in continued improvements in revenue growth."

Operating Results

"License revenue was up 29% with 5% organic growth, support and services revenue grew 20% with 4% organic growth and hardware increased 8% compared to the prior year with 3% organic growth for the quarter compared to last year. Total revenue grew 19% compared to last year with 4% organic growth. The acquisitions that we announced during our second fiscal quarter obviously had a solid contribution during the quarter and continue to perform as projected," stated Tony Wormington, President. "From this increased revenue we experienced an increase in gross profit of 23% for the quarter compared to the prior year with 8% organic growth, this being leveraged from the 4% organic revenue growth. Our managers and all of our associates continue to focus on improving margins through the control of costs which is reflected in the current quarter results."

License revenue for the third quarter was $16.4 million, or 8% of third quarter total revenue, compared to $12.7 million, or 7% of the third quarter total revenue a year ago. Support and service revenue increased to $182.1 million, or 84% of total revenue in third quarter of fiscal 2010 from $151.8 million, also 84% of total revenue for the same period a year ago. There was growth in all support and service revenue components for the third quarter. EFT support was the largest contributor with growth of $20.2 million or 53% in the third quarter compared to the same quarter a year ago. Hardware sales in the third quarter of fiscal 2010 increased to $17.1 million, or 8% of total revenue, from $15.8 million, or 9% of total revenue in the third quarter of last fiscal year.

For the nine months of fiscal 2010, license revenue decreased to $39.8 million, or 7% of total revenue, compared to $40.9 million, also 7% of total revenue a year ago. Support and service revenue contributed 86% or $522.2 million of the total revenue for the first nine months of the current fiscal year, compared to $458.8 million, or 83% of total revenue for the first nine months of the prior fiscal year. The increase in Support and Service revenue is due to solid increases in all components of this revenue line for the first nine months compared to the prior year. Hardware sales year-to-date was $46.8 million compared to $54.0 million for the same period last year. Hardware revenue was 8% of total revenue for fiscal 2010 and 10% of total revenue year-to-date in fiscal 2009.

Cost of sales for the third quarter increased to $129.0 million for the three months ended March 31, 2010 compared to $110.2 million for the three months ended March 31, 2009. Third quarter gross profit increased 23% to $86.5 million with a 40% gross margin, compared to $70.2 million and a 39% gross margin for the same period a year ago.

Cost of sales for the nine months ended March 31, 2010 increased 8% to $358.8 million from $333.6 million for the period ended March 31, 2009. Year-to-date gross profit of fiscal 2010 increased 14% to $250.0 million with a 41% gross margin, compared to $220.1 million and a 40% gross margin year-to-date for fiscal 2009.

Gross margin on license revenue was 89% for the third quarter in both fiscal 2010 and 2009. Gross margin for the first nine months of fiscal 2010 was 90% compared to 89% for the same period a year ago.

Support and service gross margin increased to 37% in the third quarter of fiscal 2010 from 36% a year ago. Support and service gross margin increased to 39% for the first nine months of fiscal 2010, compared to 37% for the nine months in fiscal 2009. Hardware gross margin was higher for the third quarter at 26% compared to 24% for the same quarter last year, primarily due to sales mix. Year-to-date hardware gross margin remained at 27% for both periods.

Operating expenses increased 29% for the third quarter of fiscal 2010 compared to the same quarter a year ago primarily due to recent acquisition activity. Selling and marketing expenses rose 30% in the current year third quarter to $16.8 million from $12.9 million; rising from 7% of total revenue for last year's third quarter, compared to 8% of total revenue in the current quarter. Research and development expenses increased 31% in the current year third quarter to $14.0 million from $10.7 million, and remained at 6% of total revenue for both periods. General and administrative costs increased 26% to $12.1 million, or 6% of total revenue, from $9.6 million, which was 5% of total revenue, a year ago.

Operating expenses increased 11% for fiscal 2010 year-to-date compared to the same period a year ago primarily due to added expenses from recent acquisition activity, which offset cost control efforts that have contained various operating costs, including travel, contract labor and marketing expenses. Selling and marketing expenses rose 8% to $43.8 million from $40.7 million, while remaining at 7% of total revenue for the first nine month periods of both fiscal 2010 and 2009. Research and development expenses increased 13% to $36.5 million, or 6% of total revenue, from $32.4 million, also 6% of total revenue a year ago. General and administrative costs increased to $36.8 million, or 6% of total revenue, compared to the same nine months a year ago, when general and administrative costs were $32.8 million, also 6% of total revenue.

Operating income increased 18% to $43.7 million, or 20% of total third quarter total revenue, compared to $37.1 million, or 21% of total revenue in the third quarter of fiscal 2009. Operating income increased 16% to $133.0 million, or 22% of year-to-date total revenue, compared to $114.3 million, which was 21% of total revenue year-to-date in fiscal 2009.

Provision for income taxes decreased 2% in the current third quarter in fiscal 2010 compared to the third quarter in fiscal 2009. Provision for income taxes for the nine months ended March 31, 2010 increased 16% and is 33.7% of income before income taxes compared to 33.9% of income before income taxes for the same nine month period in fiscal 2009. The effective tax rate change is due primarily to benefits recognized related to the Company's Domestic Production Activities deduction. Third quarter net income totaled $31.6 million, or $0.37 per diluted share, compared to $24.8 million, or $0.30 per diluted share in the third quarter of fiscal 2009. Year-to-date net income totaled $87.9 million, or $1.03 per diluted share, compared to $75.3 million, or $0.89 per diluted share in the prior year.

"The results of the quarter were in line with our overall expectations of operating income which was within approximately 2% of our internal budget. We continue to see increases in our support and services revenue, and primarily by our recurring revenue which was up 21% over the prior year quarter to $168.2 million. Gross and operating margins were also in line with our expectations for the quarter as our Associates continue to do an excellent job of cost control," stated Kevin Williams, CFO. "Also, during the quarter we had the one-time tax adjustment which leveraged our pre-tax income growth of 18% to a net income growth of 28%."

For the third quarter of 2010, the bank systems and services segment revenue increased 14% to $170.8 million, with a gross margin of 41% from $150.2 million and a gross margin of 39% in the same quarter a year ago. The credit union systems and services segment revenue increased 48% to $44.7 million with a gross margin of 36% for the third quarter of 2010 from $30.2 million and a gross margin of 39% in the same period a year ago.

For the nine months ended March 31, 2010, the bank systems and services segment revenue increased 8% to $492.3 million with a gross margin of 42% from $456.2 million with a gross margin of 40% for the nine months ended March 31, 2009. The credit union systems and services segment revenue increased to $116.5 million for the nine months of fiscal 2010, with a gross margin of 38% from $97.5 million and gross margin of 41% in the same period a year ago.

Balance Sheet, Cash Flow, and Backlog Review

At March 31, 2010, cash and cash equivalents increased to $35.8 million from $26.4 million at March 31, 2009. Trade receivables increased 17%, or $17.9 million, to $122.5 million compared to a year ago. Notes payable increased from $64.7 million a year ago to $73.8 million at March 31, 2010. Total deferred revenue increased $19.7 million or 20% to $120.6 million at March 31, 2010, compared to a year ago. Stockholders' equity rose 20% to $723.6 million at March 31, 2010, from $603.3 million a year ago.

Backlog increased 17% at March 31, 2010 to $325.1 million ($77.9 million in-house and $247.2 million outsourcing) from $276.9 million ($54.8 million in-house and $222.1 million outsourcing) at March 31, 2009. The current quarter backlog increased 3% compared to December 31, 2009, when backlog was $316.3 million ($76.6 million in-house and $239.7 million outsourcing).

Cash provided by operations totaled $91.8 million in the current year compared to $91.2 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Nine months ended March 31,

	2010	2009

Net income	$87,886	$75,296
Non-cash expenses	64,413	53,205
Change in receivables	87,281	109,423
Change in deferred revenue	(137,402)	(122,763)
Change in other assets and liabilities	(10,347)	(23,968)

Net cash provided by operating activities	$91,831	$91,193

Cash provided by operating activities remained fairly level for the first nine months of fiscal 2010, compared to the prior year. Net collections on accounts receivable were lower than during the prior fiscal year and largely offset the increase in net income.

Net cash used in investing activities for the current year is $181.4 million and included a net cash outlay for acquisitions of $125.9 million, capital expenditures of $36.5 million, and capitalized software development of $19.2 million. Cash used in investing activities during the current year was partially offset by $0.1 million net proceeds from the sale of property and equipment and investments. During the first nine months of fiscal 2009, net cash used in investing activities of $42.5 million consisted payments for acquisition activity of $3.0 million, capital expenditures of $20.6 million, and capitalized software development of $18.9 million.

Net cash provided by financing activities for the current year is $7.1 million and includes $4.0 million net borrowings on our revolving debt facilities, $25.0 million from the exercise of stock options and the sale of common stock, and $0.5 million from the excess tax benefits from stock option exercises. Cash provided by financing activities was partially offset by $22.4 million in dividends paid to shareholders. For the first nine months of fiscal 2009, cash used in financing activities was $87.9 million and included the repurchase of 3.1 million shares of our common stock for $58.4 million, $12.2 million net repayment on our revolving debt facilities, and the payment of dividends of $19.8 million. Cash used in financing activities was partially offset by proceeds of $2.6 million from the exercise of stock options, the sale of common stock, and excess tax benefits from stock option exercises. .

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for financial institutions.  Jack Henry markets and supports its systems throughout the United States, and has more than 11,500 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on May 5th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended		%	Nine Months Ended		%
	March 31,		Change	March 31,		Change

	2010	2009		2010	2009

REVENUE
License	$16,391	$12,730	29%	$39,806	$40,884	-3%
Support and service	182,090	151,839	20%	522,159	458,839	14%
Hardware	17,068	15,839	8%	46,776	53,987	-13%

Total	215,549	180,408	19%	608,741	553,710	10%

COST OF SALES
Cost of license	1,804	1,436	26%	4,015	4,577	-12%
Cost of support and service	114,667	96,732	19%	320,503	289,366	11%
Cost of hardware	12,565	12,002	5%	34,239	39,627	-14%

Total	129,036	110,170	17%	358,757	333,570	8%

GROSS PROFIT	86,513	70,238	23%	249,984	220,140	14%
Gross Profit Margin	40%	39%		41%	40%

OPERATING EXPENSES
Selling and marketing	16,765	12,873	30%	43,756	40,650	8%
Research and development	14,001	10,694	31%	36,488	32,431	13%
General and administrative	12,088	9,595	26%	36,781	32,779	12%

Total	42,854	33,162	29%	117,025	105,860	11%

OPERATING INCOME	43,659	37,076	18%	132,959	114,280	16%

INTEREST INCOME (EXPENSE)
Interest income	9	56	-84%	54	765	-93%
Interest expense	(186)	(241)	-23%	(419)	(1,192)	-65%

Total	(177)	(185)	-4%	(365)	(427)	-15%

INCOME BEFORE INCOME TAXES	43,482	36,891	18%	132,594	113,853	16%

PROVISION FOR INCOME TAXES	11,847	12,089	-2%	44,708	38,557	16%

NET INCOME	$31,635	$24,802	28%	$87,886	$75,296	17%

Diluted net income per share	$0.37	$0.30		$1.03	$0.89
Diluted weighted avg shares outstanding	85,480	83,480		85,176	85,020

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	March 31,		% Change

	2010	2009

Cash, cash equivalents and investments	$36,779	$26,415	39%
Receivables	122,457	104,524	17%
TOTAL ASSETS	1,048,238	872,718	20%

Accounts payable and accrued expenses	$46,176	$33,670	37%
Note Payable	73,791	64,740	14%
Deferred revenue	120,576	100,831	20%
STOCKHOLDERS' EQUITY	723,588	603,301	20%